Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Lipella Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount To Be Registered (1)	Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common stock, $0.0001 par value per share, issuable upon full exercise of pre-funded common stock purchase warrants (3)	Rule 457(c)	1,315,790	$1.15	$1,513,158.50	0.0001476	$223.34
Fees to be paid	Equity	Common stock, $0.0001 par value per share, issuable upon full exercise of common stock purchase warrants (4)	Rule 457(c)	1,315,790	$1.15	$1,513,158.50	0.0001476	$223.34
Fees to be paid	Equity	Common stock, $0.0001 par value per share, issuable upon full exercise of placement agent common stock purchase warrants (5)	Rule 457(c)	98,684	$1.15	$113,486.60	0.0001476	$16.75
Fees Previously Paid	—	—	—	—	—	—
Carry Forward Securities	—	—	—	—		—
		Total Offering Amounts				$3,139,803.60		$463.43

		Total Fees Previously Paid
		Total Fee Offset						—
		Net Fee Due						$463.43

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), includes any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Lipella Pharmaceuticals Inc. (the “Registrant”) that may from time to time be offered or issued to prevent dilution from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of Common Stock as reported on the Nasdaq Capital Market on October 26, 2023, which date is a date within five business days of the filing of the registration statement filed by the Registrant for the registration of the securities listed in the table above (the “Registration Statement”).

(3)	Represents shares of Common Stock issuable upon the exercise of pre-funded common stock purchase warrants to purchase Common Stock at an exercise price of $0.001 that were issued by the Registrant on October 23, 2023 to the selling stockholders named in the Registration Statement.

(4)	Represents shares of Common Stock issuable upon the exercise of common stock purchase warrants to purchase Common Stock at an exercise price of $1.40 that were issued by the Registrant on October 23, 2023 to the selling stockholders named in the Registration Statement.

(5)	Represents shares of Common Stock issuable upon the exercise of placement agent common stock purchase warrants to purchase Common Stock at an exercise price of $1.90 that were issued by the Registrant on October 23, 2023 to the selling stockholders named in the Registration Statement.